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                                                                    Exhibit 99.1

                                 News Release


                       [LETTERHEAD OF UNITED HEALTHCARE]




CONTACTS:   David Koppe
            Chief Financial Officer
            (612) 936-7211

            Bernard McDonagh
            Vice President, Investor Relations
            (612) 936-7214

            Susan Busch
            Director, Communications
            (612) 992-5132

FOR IMMEDIATE RELEASE

                    UNITED HEALTHCARE REPORTS SECOND QUARTER
                             EARNINGS EXPECTATIONS

MINNEAPOLIS (July 11, 1996) -- United HealthCare Corporation (NYSE: UNH) indicated today that after completing an in-depth review of detailed April and May results the company estimates earnings from operations for the three months ending June 30 will be between $0.40 and $0.45 per share, compared with $0.51 per share for the same period last year. The $0.40 to $0.45 range is before charges of approximately $45 million, or $0.15 per share, that it expects to recognize as a provision for losses on two large multi-year contracts in its St. Louis health plan, and approximately $15 million, or $0.05 per share, for the previously disclosed charges related to the second quarter acquisition of HealthWise of America.

The company expects its consolidated medical expense ratio to rise to approximately 84.5 percent to 85.5 percent in the second quarter of 1996. This is higher than the 82.8 percent reported in the first quarter of 1996.

The leading cause of this increase in the medical expense ratio is the health plan component of the company's MetraHealth operations, which were acquired in October 1995. While integration of this company into United HealthCare has gone very well and its small group indemnity segment has stabilized, United HealthCare believes that the pre-acquisition pricing decisions made by MetraHealth overestimated the immediate savings obtainable from their health care provider contracting. This, along with areas of higher medical expense in the second quarter, has resulted in an increased medical expense ratio in the former MetraHealth network and premium-based products or products in which
MetraHealth shares risk.    The resultant medical expense ratio for the former
MetraHealth health plans has risen to approximately 91 percent for the five months ended May 1996.


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In addition, the company believes that its commercial products delivered through a number of its established health plans were negatively impacted by increases in some health care cost components, led by outpatient services, physician utilization, and prescription drugs. Decreases in inpatient hospital utilization in the company have not adequately compensated for the increases in these other services. For 1995 and the first quarter of 1996, the company had estimated that its medical cost trend for commercial business was around 2 percent, but the most recent analysis of cost trends suggests that the 1996 medical trend has now increased to 3-4 percent. While this is still a relatively low rate of medical cost inflation, premium pricing during 1995 and for January 1996 enrollments did not anticipate this upturn, resulting in 1996 medical expense ratio increases.

Finally, the company's St. Louis health plan operation experienced significant negative results with two long standing customers representing 23 percent of the plan's total commercial insured membership. The company will record a second quarter charge of approximately $45 million to provide for the future losses from the multi-year terms of these contracts.

The above negative results are sufficiently large to overshadow the favorable results in several other United HealthCare health plans, as well as continued strong commercial health plan enrollment growth, successes in new and expanding Medicare initiatives, and ongoing control of administrative expenses and improvements in customer service.

United HealthCare has in place a number of aggressive medical management initiatives that should help counteract these negative trends and improve operating performance. These programs include focused efforts at prescription drug cost improvement (including implementing more limited drug formularies); increases in physician profiling to identify and improve performance of cost outliers; new reviews for selected outpatient procedures; and further decreases in unit costs for hospital and selected physician fees via contract changes.

In addition, the company's recent premium rating actions have resulted in the realization of 4 percent to 5 percent health plan renewal increases in February, March, April, and May, which compare favorably to the rate increases of 0.5 percent placed for January 1996. New group pricing has been similarly increased to reflect the new cost trends. While the February to May renewals represent a small portion of the health plan book of business, these actions will continue into the future, and current indications are that the strength of the company's product designs will allow for continued positive enrollment gains in the face of this higher pricing.

United HealthCare said it is also continuing its initiatives to lower administrative costs; improve customer service; implement its broader access health plan offerings in new markets; introduce managed care products to former MetraHealth customers; and expand its Medicare programs into multiple new markets. These efforts are currently yielding positive results and should favorably contribute to future growth and profitability for the company.



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Commenting on its business environment and results, United HealthCare chairman and CEO William W. McGuire, M.D., said "1996 has proven to be a more difficult year from an earnings growth standpoint than we previously thought. The fact that the MetraHealth provider contracts did not achieve the savings projected by MetraHealth management, coupled with the recent rise of selected medical cost components at a time our pricing was based on lower trend assumptions, have negatively impacted earnings in the quarter. While this is very disappointing for us, our company is solid and performing well on many fronts. We remain positive about our industry, our company, and our future. We expect the third and fourth quarters to show sequential improvement over the results for this second quarter."

United HealthCare Corporation is a national leader in health care management, serving purchasers, consumers, managers and providers of health care since 1974. The company serves over 40 million individuals through a broad continuum of health care products and services, including HMOs, point of service, PPOs and managed indemnity programs; as well as managed mental health and substance abuse services; utilization management; workers' compensation and disability management services; specialized provider networks; third-party administration
(TPA) services; employee assistance services; Medicare and managed care programs for the aged; managed Medicaid services; health care evaluation services; information systems; and administrative services.

This press release should be read in conjunction with the cautionary statements contained in United HealthCare's 1995 10K filed with the SEC.


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